Exhibit 10.51

HERBALIFE LTD.
2014 STOCK INCENTIVE PLAN

RESTRICTED CASH UNIT AWARD AGREEMENT

This Restricted Cash Unit Award Agreement (this “Agreement”) is dated <DATE> (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and <NAME> (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders established the Herbalife Ltd. 2014 Stock Incentive Plan as it may be amended and/or restated from time to time (the “Plan”);

WHEREAS, Participant is employed by the Company or one or more of its Subsidiaries;

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Restricted Cash Unit Award (as defined below) granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Grant.  The Company hereby grants to Participant an Award of <UNITS> Restricted Cash Units (the “Award”) subject to the conditions set forth in this Agreement and the Plan (as amended from time to time).  Each Restricted Cash Unit represents the right to receive a payment in cash equal to $1.00, subject to the fulfillment of the vesting and other conditions set forth in this Agreement.  By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).  Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2. Vesting.  Participant’s Restricted Cash Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement.  Subject to Participant’s continued employment with the Company and/or its subsidiaries or affiliates, the Award shall become vested in accordance with the following schedule: (i) 20% of the Restricted Cash Units will become vested and exercisable on the first anniversary of the Grant Date, (ii) 20% of the Restricted Cash Units will become vested and exercisable on the second anniversary of the Grant Date and (iii) the remaining 60% of the Restricted Cash Units subject to the Award will become vested and exercisable on the third anniversary of the Grant Date (each such date, a “Vesting Date”).

3. Change in Control. In the event of a Change in Control, the Committee as constituted immediately before such Change in Control may, in its sole discretion, accelerate the vesting of this Award upon such Change in Control or take such other actions as provided in Section 15 of the Plan.

4. Settlement of Restricted Cash Units.   The Award will be settled by the delivery of a lump sum cash payment equal to that portion of the Award vesting on the applicable Vesting Date, less required withholdings, to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, within thirty (30) days following the applicable Vesting Date.

5. Effect of Termination of Employment.  Except as provided in the Plan, upon a termination of Participant’s employment with the Company for any reason, the unvested portion of the Award shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any additional consideration to Participant.

6. Withholding Taxes.  Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award.  The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.  All cash payments to Participant in connection with the Award shall be reduced by any domestic or foreign tax withholding obligation arising in connection therewith, whether national, federal, state or local, including any social tax obligation.

7. Assignment or Transfer Prohibited.  The Award (whether or not vested) may not be assigned or transferred otherwise than by will or by the laws of descent and distribution.  Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process.  In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.

8. Committee Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion.  All decisions by the Committee shall be final and binding.

9. Application of the Plan.  The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein.  As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

10. No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment with the Company or any of its Subsidiaries or affiliates.

11. No Right to Receive Common Shares.  No Common Shares will be issued in settlement of the Award nor shall Participant have any of the rights of a shareholder of the Company with respect to or as a result of the Award (including voting and dividend rights).

12. Further Assurances.  Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

13. Entire Agreement.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

14. Successors and Assigns.  The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

15. Section 409A Compliance.  Notwithstanding anything in this Agreement to the contrary: (a) a termination of employment shall not be deemed to have occurred for purposes of settlement of any portion of the Award upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service;” and (b) if Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to the settlement of any portion of the Award that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise), such settlement shall occur on the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of Participant’s death.

16. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn in writing by Participant.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

<NAME>

4